                                                                    EXHIBIT 99.1

VIASAT UPDATES OUTLOOK FOR FISCAL YEAR 2003 FOURTH QUARTER

CARLSBAD, CA -- ViaSat, Inc. (Nasdaq: VSAT) announced today that revenues and earnings for its fourth quarter ended March 31, 2003 would be below previous expectations.

Revenue for the fourth quarter is now expected to be approximately $54 million and pro forma earnings are expected to be approximately breakeven. The adjustment to pro forma earnings for amortization of goodwill and intangibles is expected to result in an after tax net loss of approximately $1.6 million. These estimates are preliminary and remain subject to final revisions and audit. Key factors impacting our expected results include:

      - Delays in contract awards. Contracts for an expected defense information security program and for DOCSIS consumer satellite broadband systems did not generate significant amounts of revenue for the period and consumed discretionary research and development expenses. The company is confident these programs will contribute meaningful revenues in the first quarter of fiscal year 2004.

      - Higher than anticipated new business development expenses. Firm new orders for the quarter were over $60 million, giving the company a record $260 million in new orders (excluding options) for the fiscal year. There are additional programs estimated to have an initial value in excess of $60 million for which the company has been selected for award in the fourth quarter, and authorized to begin work, but has not yet negotiated a definitive contract for the final value. Consequently, these additional programs are not included in fourth quarter backlog or contract awards. These additional programs were begun either prior to or immediately following the close of the quarter. This totals to over $120 million in recent contract wins. The amount of new business exceeded expectations, as did the associated costs to propose, capture and negotiate these programs and other potential new contracts.

      - Higher than anticipated expenses in the VSAT business area. There were higher than anticipated new business expenses, inventory and repair charges and research and development costs.

"Though revenues for the fourth quarter were close to expectations, we are disappointed with the earnings results. However, based on new order activity and current tone of business, we do not believe these fourth quarter results indicate any reduction in our fiscal year 2004 revenue or earnings outlook," said Mark Dankberg, ViaSat chairman and CEO. "This has been a record year for our defense business in terms of revenues and new contract awards and near record earnings, but our company-wide results have been depressed due to the lagging effects of last year's decline in the commercial business. Recent events indicate a return to substantive revenues from the commercial broadband satellite networks business beginning in the first quarter of fiscal year 2004. In addition, we generated approximately $6 million in operating cash flow during the quarter and reduced debt under our credit facility to less than $10 million."

ViaSat will conduct a conference call today at 11:00 A.M. Eastern time. The dial-in number is (800) 633-8540 and the reservation code is 21142903. A replay will be available for 48 hours after the conference call at (800) 633-8284, code 21142903. ViaSat is scheduled to report actual financial results for the fourth quarter ended March 31, 2003 on May 22, 2003.

ViaSat produces advanced digital satellite telecommunications and wireless signal processing equipment for commercial and government markets. ViaSat has a full line of VSAT products for data and voice applications. ViaSat is a market leader in Ka-band satellite systems, from user terminals to large gateways. Other products include network security devices, tactical data radios, and communication simulators. ViaSat has locations in Carlsbad, CA, and Norcross, GA, along with its Comsat Laboratories division based in Clarksburg, MD. Additional field offices are located in Boston, MA, Italy, Australia, China, and India.

In addition, ViaSat's wholly-owned subsidiary, U.S. Monolithics, designs and produces monolithic microwave integrated circuits (MMICs) and modules for use in broadband communications. USM is based in Chandler, Arizona.

USE OF PRO FORMA FINANCIAL INFORMATION

 Pro form net income (loss) excludes amortization of goodwill and other intangibles. Pro forma net income is provided to enhance the overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the pro forma results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. Further, these adjusted pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.

SAFE HARBOR STATEMENT

Portions of this release, particularly references to expected contractual awards, may contain forward-looking statements regarding future events and are subject to risks and uncertainties. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially, including but not limited to: ViaSat's ability to obtain final contractual awards from customers, ViaSat's ability to perform under existing contracts and obtain additional follow-on contracts, changes in product supply, changes in relationships with, or the financial condition of, key customers or suppliers, changes in government regulations, changes in economic conditions globally and in the communications markets in particular, potential product liability, infringement and other claims, and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Factors That May Affect Future Performance in ViaSat's 2002 Form 10-K and subsequent 10-Q's. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

                                       3